EXHIBIT 99.1

Date June 10, 2009, Immediate Release

Press Release

SOURCE: Uni-Pixel, Inc.

Uni-Pixel, Inc.’s CEO, Reed Killion, Featured in Interview with

The Wall Street Reporter

The Woodlands, TX (June 10, 2009) — Uni-Pixel, Inc. (OTCBB: UNXL), the developer of a color display technology called Time Multiplexed Optical Shutter (“TMOS”) and a unique new thin film called Opcuity™ FPR (Finger Print Resistant), today announced that Mr. Reed Killion, the Company’s President & CEO, was the subject of an in-depth interview with Juan Costello, senior analyst of the Wall Street Reporter.

For direct access to the interview with Mr. Killion, please link here:

http://www.wallstreetreporter.com/index.php/2009/06/unipixel-inc-otc-bb-unxl-ceo-interview. The webcast interview is available on the front page of the Wall Street Reporter website (http://www.wallstreetreporter.com) and will be accessible until Friday, June 12, 2009.

During the interview, Mr. Killion discussed the advantages of TMOS display technology and the utilization of existing LCD panel manufacturing infrastructure to produce and commercialize TMOS displays.  In addition, he discussed the multiple sources of revenue and products the TMOS development effort has produced with the Opcuity™ Performance Engineered Film platform that has been developed in the pursuit of TMOS, including the first commercial product and revenue producer for UniPixel—Opcuity™ FPR (Finger Print Resistant) Film - which is sampling now and expected to start volume production beginning early third quarter 2009.  These sources of revenue include development and penetration in the growth markets of solar efficiency enhancement, anti-counterfeiting, medical and bio-medical market segments and applications.

Mr. Killion noted, “We are delighted to be featured by The Wall Street Reporter and share our story with professional investors and money managers. This interview is a testament to the growing awareness of UniPixel’s advanced display technology and its advantages over existing alternatives, such as lower cost of production, superior brightness, improved picture quality, lower power consumption and a broad range of design flexibility.”

UniPixel, Inc. President and CEO Reed J. Killion has served in executive roles in the high technology sector over the last 15 years.  Mr. Killion joined UniPixel, Inc. in April 2002.  Prior to being named President in 2005, he served as the Company’s Executive Vice President of Business Development and has been a member of its Board of Directors since April 2002.  Prior to joining UniPixel, Mr. Killion was President of Transition Marketing and served as Vice President of Business Development for LogiCom from 1999 until 2002.  The executive positions held by Mr. Killion include Sales & Marketing, Technology Development, Supply Chain Logistics and Operations. Compaq/HP, Dell, Digital Equipment, Siemens, NVIDIA, Vanguard, Atmel, Foxconn, Seiko (SMOS) and DCM Technologies are among the companies Mr. Killion has worked with over the years.  Mr. Killion holds a Bachelors Degree in Finance from the University of Mississippi and is a Trustee and Board Member of The Texas A&M Research Foundation.  Mr. Killion also serves as the Chairman of Animal Innovations Inc.

About The Wall Street Reporter

The Wall Street Reporter (http://www.wallstreetreporter.com/) produces in-depth, unbiased, unfiltered, interviews that deliver a firsthand, straight-from-the-source perspective. Their global membership base consists primarily of hedge fund managers, investment advisors, analysts, venture capitalists and corporate financial professionals managing over $2 trillion in capital worldwide.

Wall Street Reporter is a multi-media financial research and publishing company reporting to the investment community on publicly held companies since 1843.  Our very large following of sophisticated private and institutional investors confidently looks to us to identify promising under-valued small and micro cap opportunities before the rest of the market finds them.  Today our reach into the investment community has expanded across markets and continents to include print, web, audio, streaming video, email alerts, electronic and syndicated news story distribution (including FOX and MSNBC, Money Central, Investing/Business Week), investor conferences, and CFA analyst coverage.  Our print and web media offers investors commentaries and interviews with A-List money managers and analysts found in few other financial news and media channels.

About Uni-Pixel, Inc.

Uni-Pixel, Inc. has developed, patented, and is working to commercialize a new color display technology it calls Time Multiplexed Optical Shutter (“TMOS”), which can be used for a wide variety of applications, ranging from cell phones and industrial displays to televisions and large digital signage systems.  In support of its TMOS development, UniPixel has created a family of thin film products it calls Opcuity™ that have broad applications.  UniPixel’s TMOS technology offers significant advantages over existing alternatives including lower cost to produce, superior brightness, improved picture quality, lower power consumption and a broad range of design flexibility. UniPixel licenses its TMOS technology to manufacturing partners and intends to supply its Opcuity™ thin films to those manufacturers.   UniPixel produces Opcuity™ FPR which serves as a high performance protective cover film for touch screen displays.  The Company’s corporate headquarters are located in The Woodlands, TX. For further information, please see http://www.unipixel.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10 for the year ended December 31, 2008. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10 for the year ended December 31, 2008, as well as other public filings with the SEC since such date.

For further information contact:

Uni-Pixel, Inc. Investor Relations:

Laura Guerrant-Oiye

Guerrant Associates

Phone:  808-882-1467

E-mail: lguerrant@guerrantir.com

Uni-Pixel Inc. Public Relations:

Stacey Voorhees

Public Relations Consultant

Phone: 925-336-9592

E-mail: stacey@savvypublicrelations.net